SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 Filed by the Registrant Filed by a Party other than the Registrant Check the appropriate box:

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 9, 2005

To Our Stockholders:

               The 2005 annual meeting of stockholders of Osteotech, Inc. will be held at the Sheraton Eatontown Hotel and Conference Center, 6 Industrial Way East, Eatontown, New Jersey 07724 on Thursday, June 9, 2005 at 9:00 a.m. local time. At the meeting, stockholders will act on the following matters:

1.	Election of nine directors, each for a term of one year (Proposal No.1);

2.	Approval of an extension of the expiration date of our 1994 Employee Stock Purchase Plan to July 1, 2009 (Proposal No. 2); and

2.	Any other matters that properly come before the meeting.

               Only stockholders of record at the close of business on April 19, 2005 are entitled to vote at the meeting or at any postponement or adjournment.

               We hope that as many stockholders as possible will personally attend the meeting. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and sign, date and return it promptly so that your shares will be represented. Sending in your proxy will not prevent you from voting in person at the meeting.

By Order of the Board of Directors,

/s/ Michael J. Jeffries

MICHAEL J. JEFFRIES
Secretary

May 9, 2005

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Osteotech, Inc. 51 James Way Eatontown, NJ 07724

PROXY STATEMENT

                This proxy statement contains information related to the annual meeting of stockholders of Osteotech, Inc. to be held on Thursday, June 9, 2005, beginning at 9:00 a.m., at the Sheraton Eatontown Hotel and Conference Center, 6 Industrial Way East, Eatontown, NJ 07724, and at any postponements or adjournments thereof. The approximate date of mailing for this proxy statement and proxy card as well as a copy of Osteotech’s 2004 Annual Report is May 9, 2005.

ABOUT THE MEETING

What is the purpose of the annual meeting?

                At Osteotech’s annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including:

• the election of nine directors, each for a one year term, as outlined in the accompanying notice of meeting; and

• the approval of an extension of the expiration date of our 1994 Employee Stock Purchase Plan to July 1, 2009.

                In addition, management will report on our performance during 2004 and respond to questions from stockholders.

Who is entitled to vote?

                Only stockholders of record at the close of business on the record date, April 19, 2005, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the  meeting?

                All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting. If you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Parking is available free of charge in the hotel parking lot.

What constitutes a quorum?

                The presence at the meeting, in person or by proxy, of the holders of one-third of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of April 19, 2005, the record date, 17,187,757 shares of Osteotech’s common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered present at the meeting.

How do I vote?

                If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder as of the record date and attend the meeting, you may deliver your completed proxy card in person. If you are a “street name” stockholder and you wish to vote at the meeting, you will need to obtain a proxy from the institution that holds your shares and present it to the inspector of elections with your ballot when you vote at the annual meeting.

Can I change my vote after I return my proxy card?

                Yes.  Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with Osteotech’s Secretary either a notice of revocation or a duly executed proxy bearing a later date. If you are a “street name” stockholder you may vote in person at the annual meeting if you obtain a proxy as described in the answer to the previous question. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

Can I vote by telephone or electronically?

                No.  We have not instituted any mechanism for telephone or electronic voting. “Street name” stockholders, however, may be able to vote electronically through their brokers. If so, instructions regarding electronic voting will be provided by the broker as part of the package which includes this proxy statement.

What are the Board’s recommendations?

                Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	for election of the nominated slate of directors (see page 5); and

•	for approval of the extension of the expiration date of our 1994 Employee Stock Purchase Plan (see page 30).

                Pursuant to the provisions of Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

                Election of directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy card marked “WITHHOLD AUTHORITY” or “FOR ALL EXCEPT” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

                Other proposals.  For each other proposal, the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the proposal will be required for approval. A properly executed proxy card marked “ABSTAIN” with respect to any such matter will not be voted on such matter, although it will be counted for purposes of determining whether there is a quorum and in determining the number of shares necessary for approval of such matter. Accordingly, an abstention will have the effect of a negative vote.

                Broker non-votes.  Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), such broker non-

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votes will be treated as shares that are present for purposes of determining the presence of a quorum. However, with respect to proposals which require the affirmative vote of a percentage of shares present at the annual meeting and entitled to vote on such proposal for approval, such broker non-votes will be treated as not present for purposes of determining the outcome of any such matter. With respect to proposals which require the affirmative vote of a percentage of the outstanding shares for approval, since such broker non-votes are not cast “FOR” a particular matter, they will have the same effect as negative votes or votes cast “AGAINST” such proposals

How can I obtain Osteotech’s corporate governance information?

                Copies of Osteotech’s Code of Business Conduct and Ethics as well as the charters for Osteotech’s Audit Committee and Nominating and Corporate Governance Committee are available on our website at www.osteotech.com. In addition, a copy of such documents will also be made available to our shareholders upon request by contacting our Investor Relations Department by calling 732-542-2800 or through e-mail request from our website at www.osteotech.com/finrequest.htm.

STOCK OWNERSHIP

Who are the largest owners of Osteotech’s stock?

                As of March 1, 2005, Heartland Advisors, Inc. beneficially owns approximately 8.7% of Osteotech’s outstanding shares of common stock and Fifth Third Asset Management beneficially owns approximately 5.2% of Osteotech’s outstanding shares of common stock.

How much stock do Osteotech’s directors and executive officers own?

                The table below shows the amount of Osteotech common stock beneficially owned (unless otherwise indicated) by Osteotech’s directors, Osteotech’s executive officers named in the Summary Compensation Table on page 19 and these executive officers and Osteotech’s directors as a group. All information is as of March 1, 2005.

Name and address of beneficial owner or identity of group(1)	Position	Aggregate number of shares beneficially owned(2)		Percent of shares outstanding(3)

Donald D. Johnston	Chairman of the Board	558,500	(4)	3.2%

Richard W. Bauer	Chief Executive Officer and Director	616,274	(5)	3.5

Marc H. Burel(6)	Former Vice President Sales and Marketing	33,151	(7)	*

Michael J. Jeffries	Executive Vice President, Chief Financial Officer, Secretary and Director	300,977	(8)	1.7

Sam Owusu-Akyaw	President, Chief Operating Officer and Director	102,750	(9)	*

James L. Russell, Ph.D.	Executive Vice President and Chief Scientific Officer	287,993	(10)	1.6

Richard Russo	Executive Vice President and General Manager, International	159,722	(11)	*

Kenneth P. Fallon, III	Director	127,750	(12)	*

Stephen S. Galliker	Director	15,000	(13)	*

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Name and address of beneficial owner or identity of group(1)	Position	Aggregate number of shares beneficially owned(2)		Percent of shares outstanding(3)

John Phillip Kostuik, M.D. FRCS	Director	108,750	(14)	*

Robert J. Palmisano	Director	—		—

Thomas M. Patton	Director	15,000	(15)	*

Stephen J. Sogin, Ph.D	Director	136,622	(16)	*

All executive officers and directors as a group (12 persons)		2,429,338	(17)	12.8

*	Represents less than 1% of Osteotech’s outstanding common stock.

(1)	Unless otherwise indicated below, the persons in the table have sole voting and investment power with respect to all shares beneficially owned by them. The address of all executive officers and directors is c/o Osteotech, Inc., 51 James Way, Eatontown, New Jersey, 07724.

(2)	Includes shares of common stock purchased by executive officers pursuant to Osteotech’s Employee Stock Purchase Plan through December 31, 2004. In addition, in December, 2004, our Board of Directors accelerated the vesting of the unvested portion of all outstanding options that had an exercise price in excess of the closing price of our common stock on December 16, 2004 of $5.35.

(3)	The percentage of stock outstanding for each stockholder is calculated by dividing (i) the number of shares deemed to be beneficially held by such stockholder as of March 1, 2005 by (ii) the sum of (A) the number of shares of common stock outstanding as of March 1, 2005 plus (B) the number of shares issuable upon exercise of options held by such stockholder which were exercisable as of March 1, 2005 or which will become exercisable within 60 days after March 1, 2005.

(4)	Includes 127,500 shares underlying options which are currently exercisable or which will become exercisable within 60 days after March 1, 2005 and includes 25,000 shares of common stock beneficially owned by Mr. Johnston’s wife of which he disclaims beneficial ownership.

(5)	Includes 539,000 shares underlying options which are currently exercisable or which will become exercisable within 60 days after March 1, 2005.

(6)	Mr. Burel’s employment relationship with Osteotech was terminated in February, 2004.

(7)	Includes 25,651 shares of common stock owned by Mr. Burel based on the last Form 4 that Mr. Burel filed with the SEC as an executive officer of Osteotech in January, 2004 plus 7,500 shares of common stock Mr. Burel received from the exercise of stock options after Mr. Burel’s employment relationship was terminated in February, 2004.

(8)	Includes 220,644 shares underlying options which are currently exercisable or which will become exercisable within 60 days after March 1, 2005.

(9)	Includes 100,000 shares underlying options which are currently exercisable or which will become exercisable within 60 days after March 1, 2005.

(10)	Includes 287,993 shares underlying options which are currently exercisable or which will become exercisable within 60 days after March 1, 2005.

(11)	Includes 155,863 shares underlying options which are currently exercisable or which will become exercisable within 60 days after March 1, 2005.

(12)	Includes 112,500 shares underlying options which are currently exercisable or which will become exercisable within 60 days after March 1, 2005.
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(13)	Includes 15,000 shares underlying options which are currently exercisable or which will become exercisable within 60 days after March 1, 2005.

(14)	Includes 97,500 shares underlying options which are currently exercisable or which will become exercisable within 60 days after March 1, 2005.

(15)	Includes 15,000 shares underlying options which are currently exercisable or which will become exercisable within 60 days after March 1, 2005.

(16)	Includes 131,250 shares underlying options which are currently exercisable or which will become exercisable within 60 days after March 1, 2005.

(17)	Includes 1,802,250 shares underlying options which are currently exercisable or which will become exercisable within 60 days after March 1, 2005.

Section 16(a) beneficial ownership reporting compliance

                To Osteotech’s knowledge, based solely upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, we believe that all of our directors and executive officers complied during 2004 with the reporting requirements of Section 16(a) of the Exchange Act, except as follows: Each of Richard W. Bauer, Michael J. Jeffries, Sam Owusu-Akyaw, James L. Russell and Richard Russo was late filing one Form 4 reporting one transaction in December, 2004 relating to a December, 2004 option grant.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

                Under Osteotech’s By-laws, all directors elected by the stockholders are elected for a one-year term or until their successors are duly elected and qualified. Each of the nominees has consented to serve a one-year term or until his successor is duly elected and qualified. If any of them should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

                The Nominating and Governance Committee, or the Nominating Committee, recommended that all of the current directors, with the exception of Dr. John Kostuik, be nominated for re-election to the Board and the Board voted to follow this recommendation as reflected in this Proposal No. 1. The decision not to nominate Dr. Kostuik was reached after a review of certain business interests of Dr. Kostuik that the Nominating Committee and the Board became aware of subsequent to last year’s stockholders meeting. The Nominating Committee and the Board determined that these business interests of Dr. Kostuik posed significant present or prospective conflicts with the interests of the Company and its stockholders. It is the understanding of the Nominating Committee and the Board that Dr. Kostuik is the Chairman of the Board and Chief Medical Officer of a company that is involved in the design, manufacture and distribution of spinal implant systems that either do or could compete for the same surgical procedures in which Osteotech’s present and planned products are utilized. On March 22, 2005, the Nominating Committee received a letter from Heartland Advisors, Osteotech’s largest shareholder, proposing that Dr. Kostuik be considered for re-election at this year’s annual meeting. The Nominating Committee and the Board took this letter from Heartland Advisors into account in making the decision not to nominate Dr. Kostuik for re-election to the Board. Pursuant to the Board’s authority under the Company’s bylaws, the Board voted to decrease the size of the Board from ten to nine as of the annual meeting of stockholders. The Board is submitting the following nine nominees for election as directors of Osteotech for a one-year term or until their successors are duly elected and qualified.

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Nominees standing for election to the Board

Name	Age	Current Position With Company

Donald D. Johnston	80	Chairman of the Board

Richard W. Bauer	60	Chief Executive Officer and Director

Michael J. Jeffries	62	Executive Vice President, Chief Financial Officer, Secretary and Director

Sam Owusu-Akyaw	52	President, Chief Operating Officer and Director

Kenneth P. Fallon, III	66	Director

Stephen S. Galliker	58	Director

Thomas M. Patton	41	Director

Robert J. Palmisano	60	Director

Stephen J. Sogin, Ph.D.	63	Director

Business experience of nominees to the Board

                Donald D. Johnston, 80, has been a director of Osteotech since September, 1991. Mr. Johnston became Chairman of the Board in June, 1992. Over the course of 25 years, Mr. Johnston held various positions of increasing responsibility with Johnson & Johnson, Inc. At the time of his retirement in May, 1986 he was a member of the Executive Committee and the Board of Directors of Johnson & Johnson, Inc. From 1992 to 1998, Mr. Johnston was a founding Director and a member of the Audit, Compensation and Executive Committees of Human Genome Sciences, Inc. He is currently a member of the Board of Directors and Chairman of the Audit Committee of Diversa Corp. Mr. Johnston has a B.A. in economics from the University of Cincinnati.

                Richard W. Bauer, 60, has served as our Chief Executive Officer and a member of the Board since he joined Osteotech in February, 1994. Mr. Bauer also served as our President from February, 1994 until September, 1999. Effective with the resignation of our then existing President and Chief Operating Officer on November 15, 2001, Mr. Bauer resumed serving as our President until July, 2004 when Mr. Owusu-Akyaw joined Osteotech and became President and Chief Operating Officer. Prior to joining Osteotech, from 1992 to 1993, Mr. Bauer was President of the Prosthetic Implant Division of Zimmer, Inc., then a subsidiary of Bristol-Myers Squibb Company. From 1991 through 1992, Mr. Bauer served as Senior Vice President and General Manager of Zimmer’s Fracture Management Division, and as Vice President of Marketing of its Orthopaedic Implant Division from 1989 to 1991. Mr. Bauer previously served in positions of significant responsibility with Professional Medical Products, Inc., Support Systems International, Inc. and the Patient Care Division of Johnson & Johnson, Inc. Mr. Bauer has B.S. and M.B.A. degrees from Fairleigh Dickinson University.

                Michael J. Jeffries, 62, Executive Vice President, Chief Financial Officer, Secretary and member of the Board of Directors, has been with Osteotech for more than 15 years. He joined Osteotech in January, 1990, originally as Senior Vice President and Chief Financial Officer, became Secretary in May, 1991 and a director in July, 1991, and was elected Executive Vice President in October, 1992. Mr. Jeffries also served as our Chief Operating Officer from January, 1994 until September, 1999. Prior to joining Osteotech, Mr. Jeffries had more than 25 years of business experience in various positions of increasing responsibility in a number of publicly and privately held companies, for some of which he was also a member of the board of the directors. Since March, 2004, Mr. Jeffries has served as a director and is the chairman of the audit committee of Sucampo Pharmaceuticals, Inc., a privately held pharmaceutical company. Mr. Jeffries serves as Treasurer of the American Association of

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Tissue Banks and is a member of its Board of Governors. Mr. Jeffries has a B.B.A. degree from the City College of New York and a M.B.A. degree in finance from Fordham University.

                Sam Owusu-Akyaw, 52, joined Osteotech in July 2004 as President and Chief Operating Officer and a member of the Board of Directors. Prior to joining Osteotech, Mr. Owusu-Akyaw served as General Manager of Medtronic Midas Rex and Vice President of Medtronics Inc. from 2000 through June 2004, and Chief Operating Officer of Medtronic Midas Rex from 1999 to 2000. Mr. Owusu-Akyaw was Vice President of Operations of DePuy-Acromed (a Johnson & Johnson Company) from 1998 to 1999 and Vice President of Acromed, Inc. from 1996 to 1998. Mr. Owusu-Akyaw was Vice President, BMS Productivity for Growth Initiative of Bristol-Myers Squibb Company from 1994 to 1996. From 1977 to 1994, Mr. Owusu-Akyaw served in positions of increasing responsibility with Zimmer, Inc. Mr. Owusu-Akyaw has a B.A. degree in accounting and computer science from Manchester College and an M.B.A. in finance and operations from the University of Houston.

                Kenneth P. Fallon, III, 66, has served as a director of Osteotech since June, 1995. Mr. Fallon is also a director of Conformis Inc., a privately held medical device firm, beginning in 2004, and is an Associate with Karos Partners, an investment firm. Mr. Fallon retired as the Chairman of the Board of Axya Medical, Inc., a Massachusetts based privately held medical device company, in March, 2003 and was the Chief Executive Officer and a Director of Axya Medical Inc., from 1999 until late 2002. In 1997 and 1998, Mr. Fallon was President of the surgical business at Haemonetics Corporation. In 1994 and 1995, Mr. Fallon served as Chief Executive Officer and Chairman of the Board of UltraCision Incorporated, a manufacturer of advanced technology medical devices. UltraCision was sold to Ethicon EndoSurgery, a unit of Johnson & Johnson, Inc., in November, 1995. From 1992 through 1994, Mr. Fallon served as President and Chief Executive Officer of American Surgical Technologies Corporation. Mr. Fallon was President, U.S. Operations of Zimmer, Inc., then a subsidiary of Bristol-Myers Squibb Company from 1991 to 1992. From 1985 through 1991 he served as President of Zimmer’s Orthopaedic Implant Division, and from 1983 to 1985 as its Vice President of Marketing. Mr. Fallon previously served in positions of significant responsibility with the Codman and Orthopedic Divisions of Johnson & Johnson, Inc. Mr. Fallon has a B.B.A. degree in marketing from the University of Massachusetts and a M.B.A. degree from Northeastern University.

                Stephen S. Galliker, 58, has served as a director of Osteotech since March, 2004. Since September, 1999, Mr. Galliker has served as Executive Vice President, Finance and Administration, and Chief Financial Officer of Dyax Corp, a biopharmaceutical company. He was Chief Financial Officer of Excel Switching Corporation, a developer and manufacturer of open switching platforms for telecommunications networks from July, 1996 to September, 1999, and was Excel’s Vice President, Finance and Administration from September, 1997 to September, 1999. Mr. Galliker was employed by Ultracision, Inc., a developer and manufacturer of ultrasonically powered surgical instruments from September, 1992 to June, 1996. At Ultracision, Inc., Mr. Galliker was Chief Financial Officer and Vice President of Finance until November, 1995 and Chief Operating Officer from December, 1995 to June, 1996. Mr. Galliker has a B.S.B.A. in management and finance from Georgetown University and a M.B.A. from the University of Chicago.

                Robert J. Palmisano, 60, was appointed to the Board of Directors in 2004 and began to serve as a director of Osteotech in March, 2005. Mr. Palmisano is President, Chief Executive Officer and a director of IntraLase Corp. beginning in April, 2003. Prior to joining IntraLase, from April, 2001 to April, 2003, Mr. Palmisano was the President, Chief Executive Officer and a director of MacroChem Corporation, a development stage pharmaceutical corporation. From April 1997 to January 2001, Mr. Palmisano served as President and Chief Executive Officer and a director of Summit Autonomous, Inc., a global medical products company that was acquired by Alcon, Inc. in October 2000. Prior to 1997, Mr. Palmisano held various executive positions with Bausch & Lomb Incorporated, a global eye care company. Mr. Palmisano earned his B.A. in Political Science from Providence College.

                Thomas M. Patton, 41, began to serve as a director of Osteotech in December, 2004. Since January, 2003, Mr. Patton has been President and Chief Executive Officer of QDX, Inc. a blood diagnostics development stage technology company that he co-founded. Mr. Patton is also a principal with Vista Advisors, LLC since April, 2004. Mr. Patton was President of Novametrix Medical Systems, Inc. from May, 2000 to April, 2004. Mr. Patton served in positions of significant responsibility with Wright Medical Technology, Inc., including President and Chief Executive Officer, General Counsel and Vice President of Business Development, from November, 1993 to March, 2003. Prior to joining Wright Medical, he was in the practice of law at a Washington, D.C. law firm. Mr. Patton is

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also currently a member of the board of directors of Genova Diagnostics, a privately held specialty diagnostics laboratory, OrthoRX, a privately held orthopedics soft goods service provider and Activus Healthcare Solutions, Inc., a privately held distributor of medical and surgical supplies. Mr. Patton has a B.A. degree from the College of the Holy Cross and a Juris Doctor Degree from Georgetown University Law Center.

                Stephen J. Sogin, Ph.D., 63, has served as a director of Osteotech since October, 1988. From December, 1984 until January 1, 1995, he was a founding general partner of Montgomery Medical Ventures. Dr. Sogin currently serves as a venture capital consultant and serves on the Board of Directors of three private corporations. Dr. Sogin is currently Chairman of Icomomed, a start-up internet based medical information database, where Dr. Sogin also served as President and Chief Executive Officer from October, 1999 until February, 2000. He has a B.S., M.S. and Ph.D. in microbiology from the University of Illinois.

Board recommendation and stockholder vote required

                The Board of Directors recommends a vote FOR the election of each of the nominees named above. (Proposal No. 1 on the proxy card). The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors.

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DIRECTORS’ STOCK OPTIONS

                During the year ended December 31, 2004, we granted options to purchase common stock under Osteotech’s 2000 Stock Plan, exercisable at a price equal to the fair market value of Osteotech’s common stock on the date of grant, as indicated in the table below.

Name	Number of Options	Exercise Price

Kenneth P. Fallon, III	15,000	$6.52
Stephen S. Galliker	15,000	$6.18
Donald D. Johnston	15,000	$6.52
John Phillip Kostuik, M.D., FRCS(C)	15,000	$6.52
Thomas M. Patton	15,000	$5.45
Stephen J. Sogin, Ph.D	15,000	$6.52

                All of the options listed above were granted on June 10, 2004, except for Mr. Galliker’s option which was granted on March 25, 2004 and Mr. Patton’s option which was granted on December 1, 2004, originally vested on the first anniversary of the date of grant and expire ten (10) years from the date of grant. In December, 2004, our Board of Directors accelerated the vesting of the unvested portion of all outstanding options that had an exercise price in excess of the closing price of our common stock on December 16, 2004 of $5.35. Therefore, all of the options in the table are currently exercisable. Pursuant to our non-employee director compensation policy, we will grant an option to purchase 15,000 shares of common stock to each of our non-employee directors who are elected to our Board of Directors at the June 9, 2005 annual meeting at an exercise price equal to the closing price of our common stock on June 9, 2005.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

Are a majority of the directors independent?

                The Board of Directors, based on the Nominating Committee’s recommendation, has determined that Messrs. Fallon, Johnston, Galliker, Palmisano, Patton and Sogin are independent directors in accordance with Rule 4200(a)(15) of the National Association Securities Dealers’ (“NASD”) listing standards because none of them are believed to have any relationships that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out their responsibilities as a director. Messrs. Bauer, Jeffries and Owusu-Akyaw are precluded from being deemed independent under the NASD listing standards because they currently serve as executive officers of Osteotech.

How are directors compensated?

                Effective June 10, 2004, the Board implemented a new non-employee director compensation policy. Under the new compensation policy, members of the Board who are not executive officers of Osteotech are compensated as follows:

                Members of the Board. Each director who is not an executive officer of Osteotech receives $15,000 per annum and an option to purchase 15,000 shares of our common stock under our 2000 Stock Plan in consideration of the member’s serving on the Board. Each Board member who was not an executive officer of Osteotech received $1,000 for each Board meeting attended in excess of four per year and reimbursement for travel and related expenses incurred in connection with attendance at meetings.

                Chairperson of the Board. In addition to the annual compensation for the members of the Board who are not executive officers of Osteotech described above, the Chairperson of the Board receives $20,000 per annum in consideration of the additional duties and responsibilities required of the Chairperson of the Board. The Chairperson of the Board receives no additional compensation for serving as a member or chairperson of any Board committees.

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                Chairperson of our Board Committees.   In addition to the annual compensation for the members of the Board who are not executive officers of Osteotech described above under “Members of the Board,” the Chairperson of the Audit Committee receives $10,000 per annum and the Chairperson of each of our other Board committees receives $5,000 per annum in consideration of the additional duties and responsibilities required of a Chairperson of a Board committee.

                Non-Chairperson Members of the Board Committees. In addition to the annual compensation for the members of the Board who are not executive officers of Osteotech described above under “Members of the Board,” the members of each Board committee who do not serve as the Chairperson of such committee receive $2,500 per annum for each Board committee on which they serve in consideration of the additional duties and responsibilities required of Board committee membership.

                Through June 10, 2004, members of the Board who were not executive officers of Osteotech received $15,000 per annum and an option to purchase 15,000 shares of Osteotech’s common stock under our 2000 Stock Plan, in consideration of their serving on the Board. The Chairperson of the Board received an additional $10,000 per annum. Each Board member who was not an executive officer of Osteotech received $1,000 for each Board meeting attended in excess of four per year and reimbursement for travel and related expenses incurred in connection with attendance at meetings. Members of the Board who were not executive officers of Osteotech, other than the Chairperson of the Board, received an additional $2,500 per annum for each committee of the Board on which they served.

                Under our director compensation policies, directors who also serve as executive officers receive compensation solely for acting in such capacity as an executive officer. See “Summary Compensation Table” on page 19.

Can shareholders communicate directly with the directors?

                Shareholders may communicate directly with the directors. All communications should be sent in care of the Secretary of Osteotech at Osteotech’s address and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, for a specific non-employee director or for a particular committee of the directors. If no director is specified, the communication will be forwarded to the entire Board.

How often did the Board meet during 2004?

                The Board of Directors met six times during 2004. Each director attended at least 75% of the total number of meetings of the Board and committees on which he served. The independent directors of the Board meet in an executive session prior to or during each meeting of the Board.

How many directors attended the 2004 annual meeting of shareholders?

                Osteotech does not have a policy requiring the directors to attend the shareholders’ meeting, however, all of our directors attended the 2004 annual meeting. It is expected that all of our nominees for director will attend the 2005 annual meeting.

10

What committees has the Board established?

                The Board of Directors has standing Executive, Compensation, Audit and Nominating and Corporate Governance Committees. In 2004, the membership of the standing committees was as follows:

Name	Executive Committee	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee

Richard W. Bauer	*
Kenneth P. Fallon, III		**		*
Stephen S. Galliker		*	**
Donald D. Johnston	*		*(1)	**
John Phillip Kostuik, M.D., FRCS(C)				*
Thomas M. Patton			*(1)
Stephen J. Sogin, Ph.D	*	*	*

*	Member

**	Chair. There is no Chair of the Executive Committee.

(1)	Mr. Johnston served on the Audit Committee through December 16, 2004 at which time he was replaced by Mr. Patton.

                On March 24, 2005, based on the recommendation of the Nominating and Corporate Governance Committee, the Board changed the membership of its standing committees. The current membership of the standing committees is as follows:

Name	Executive Committee	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee

Richard W. Bauer	*
Kenneth P. Fallon, III		**		*
Stephen S. Galliker		*	**
Donald D. Johnston	*			**
John Phillip Kostuik, M.D., FRCS(C)
Robert J. Palmisano		*
Thomas M. Patton			*	*
Stephen J. Sogin, Ph.D	*		*

*	Member

**	Chair. There is no Chair of the Executive Committee.
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                Audit Committee.  Up through December 16, 2004, the Audit Committee consisted of Mr. Galliker, Chairman, Mr. Johnston and Dr. Sogin. On December 16, 2004, the Board replaced Mr. Johnston with Mr. Patton. Our common stock is traded on The Nasdaq Stock Market® (“Nasdaq”). In compliance with audit committee requirements for Nasdaq companies, all members of the Audit Committee are independent, as independence is defined in Rule 4200(a)(15) of the National Association Securities Dealers’ (“NASD”) listing standards and in Rule 10A-3 promulgated under the Exchange Act. Each of the members is able to read and understand financial statements, including a balance sheet, income statement and statement of cash flow. The Board has determined that in addition to being independent, Mr. Galliker is an “audit committee financial expert” as such term is defined under the applicable Securities and Exchange Commission rules. The Audit Committee met seven times during 2004. The Audit Committee has adopted a Charter, which was attached as Exhibit A to our 2003 Proxy Statement and may also be found on our website at www.osteotech.com. The Charter describes the primary functions of the Audit Committee as follows:

•
review the audited financial statements and related footnotes that are to be included in Osteotech’s Annual Report on Form 10-K with management and the independent registered public accounting firm prior to filing the Form 10-K;

•
review interim financial statements and related footnotes that are to be included in Osteotech’s Quarterly Reports on Form 10-Q with management and the independent registered public accounting firm prior to the filing of each respective Form 10-Q;

•	review the matters required to be discussed by Statements of Auditing Standards No. 61, 71 and 90 with the independent registered public accounting firm;

•	review and approve all related-party transactions, as that term is defined by Securities and Exchange Commission rules and regulations;

•
appoint the independent registered public accounting firm, review the independence of the independent registered public accounting firm and recommend that the Board take appropriate action to oversee the independence of the independent registered public accounting firm, approve in advance all permissible audit and non-audit services as set forth in Section 203 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and ensure that audit partners are rotated according to Section 203 of the Sarbanes-Oxley Act at least once every five years;

•
review and evaluate the internal process for establishing the annual internal audit plan, review and approve the annual audit plan ensuring the plan is sufficiently linked to Osteotech’s overall business objectives and key risk factors, review and concur in the appointment, replacement, reassignment or dismissal of the Director of Internal Audit and confirm and assure the independence of the Director of Internal Audit and the internal audit staff;

•	review and assess Osteotech’s Code of Business Conduct and Ethics, a copy of which may be found on our website at www.osteotech.com;

•	assess the process in place to ensure compliance with the Code of Business Conduct and Ethics and the process for approving and disclosing any waivers to the Code;

•	ensure procedures exist for the receipt, retention and treatment of complaints received by Osteotech regarding accounting, internal accounting controls or auditing matters; and

•	review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up of any instances of non-compliance.

See the “Report of the Audit Committee of the Board of Directors” on page 15.
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                Nominating and Corporate Governance Committee. Throughout 2004, the Nominating Committee consisted of Mr. Johnston, Chairman, Mr. Fallon and Dr. Kostuik. The Board has determined that all of the members of the Nominating Committee are independent as defined in Rule 4200(a)(15) of the NASD listing standards. The Nominating Committee met five times in 2004. The purpose of the Nominating Committee is to:

•	assess the qualifications of potential director nominees and candidates;

•	determine the slate of director nominees for election to Osteotech’s Board of Directors;

•	identify and recommend candidates to fill vacancies on the Board occurring between annual meetings of stockholders; and

•	develop and recommend to the Board a set of corporate governance principles applicable to Osteotech.

                The Nominating Committee has adopted a Charter, a copy of which may be found on our website at www.osteotech.com. The Nominating Committee will consider candidates that shareholders recommend. Shareholders may recommend candidates for consideration by the Nominating Committee by writing to the Nominating Committee in care of the Secretary of Osteotech. Such recommendations for the 2006 annual meeting of shareholders must be received by Osteotech on or before 5:00 p.m. Eastern Standard Time on January 9, 2006.

                The Charter of the Nominating Committee sets forth the criteria for identifying and recommending new candidates to serve as directors. In considering potential candidates of the Board, the Nominating Committee will give equal consideration to director candidates recommended by shareholders and the Nominating Committee’s own candidates, provided that the shareholder recommendations are made in accordance with the procedures described above. Candidates will be interviewed by the Nominating Committee to evaluate the following, among other qualifications it may deem appropriate:

•
Experience as a board member of another publicly traded corporation, experience in industries or with technologies relevant to Osteotech, accounting or financial reporting experience, or such other professional experience which the Nominating Committee determines qualifies an individual for Board service;

•
Candidates’ business judgment and temperament, ethical standards, view of the relative responsibilities of a board member and management, independent thinking, articulate communication and intelligence; and

•
Any other factors, as the Nominating Committee deems appropriate, including judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

                Current directors standing for reelection are not required to participate in an interview process. All of the directors named on the proxy card are standing for reelection.

                Compensation Committee. The Compensation Committee consists of Mr. Fallon, Chairman, Mr. Galliker and Dr. Sogin. The Board has determined that all of the members of the Compensation Committee are independent directors in accordance with Rule 4200(a)(15) of the NASD listing standards.

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The Compensation Committee is charged with:

•	reviewing Osteotech’s general compensation strategy;

•	establishing salaries and bonuses for officers;

•	reviewing benefit programs (including retirement plans) for all levels of officers and certain non-officer employees;

•	administering Osteotech’s incentive compensation and stock plans and certain other compensation plans; and

•	approving employment contracts for officers.

                In 2004, the Compensation Committee met nine times.

                Executive Committee. The Executive Committee possesses all of the powers of the Board except the power to issue stock, approve mergers with nonaffiliated corporations or declare dividends, and certain other powers specifically reserved by Delaware law to the Board and except as exclusively reserved by the other standing committees of the Board. In 2004, the Executive Committee held three meetings.

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REPORT OF THE AUDIT
COMMITTEE OF THE BOARD OF DIRECTORS

                At times during the period covered by this report, the Audit Committee of Osteotech’s Board of Directors was composed of the following non-employee directors: Stephen S. Galliker, Chairman, Donald D. Johnston, Thomas M. Patton and Stephen J. Sogin, Ph.D., all of whom are independent as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards and Rule 10A-3 of the Exchange Act. Mr. Johnston served on the Audit Committee through December 16, 2004 and was replaced at that time by Mr. Patton. The Audit Committee operates under a written charter adopted by the Board of Directors, as amended in 2003. Such charter requires that the members of the Audit Committee meet the requirements of the rules and regulations of the Securities and Exchange Commission, Nasdaq and the Sarbanes-Oxley Act. The members of the Audit Committee meet all such current requirements.

                The Audit Committee is responsible for monitoring the integrity of Osteotech’s financial statements, the qualifications, performance and independence of Osteotech’s independent registered public accounting firm, the performance of Osteotech’s internal audit function and Osteotech’s compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. Committee members are not, however, professionally engaged in the practice of accounting or auditing for the Company and do not provide any special assurance that financial statements comply with laws, regulations or accounting principles generally accepted in the United States or as to the independence of the independent registered public accounting firm. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

                Management is responsible for Osteotech’s internal controls and the financial reporting process. Management must disclose any “material weakness” in internal controls and may not conclude that controls are effective when such a weakness exists. Osteotech’s independent registered public accounting firm is responsible for performing an independent audit of Osteotech’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on Osteotech’s consolidated financial statements and to audit management’s assessment of internal controls. The Audit Committee’s responsibility is to monitor and oversee these processes.

                The Audit Committee has met and held discussions with management, the director of internal audit and the independent registered public accounting firm, including private sessions with the director of internal audit, the independent registered public accounting firm and the Chief Financial Officer, as the Audit Committee deemed appropriate, or as requested by the participating parties. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the director of internal audit and the independent registered public accounting firm.

                Management represented to the Audit Committee that Osteotech’s consolidated financial statements were prepared in accordance with generally accepted accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with management Osteotech’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including Osteotech’s risk assessment and risk management policies.

                The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended, including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties.

                Osteotech’s independent registered public accounting firm provided and discussed with the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee reviewed and discussed with the independent registered public accounting firm the accounting firm’s independence from Osteotech and its management, including the matters in those written disclosures.

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                In addition, the Audit Committee considered the non-audit services provided by the independent registered public accounting firm and the expected fees and costs for those services as described on page 17 under “Audit-Related Fees” and “Tax Fees” during the year ended December 31, 2004. All of the non-audit services have been pre-approved by the Audit Committee. The Audit Committee believes that the retention of the independent registered public accounting firm to provide these non-audit services is compatible with maintaining the independent registered public accounting firm’s independence.

                The Audit Committee discussed with Osteotech’s independent registered public accounting firm, with and without management present, their evaluations of Osteotech’s internal accounting controls and the overall quality of Osteotech’s financial reporting, as well as its compliance with Section 404 of the Sarbanes-Oxley Act, including consideration of the Public Company Accounting Oversight Board’s Auditing Standard No. 2, “An Audit of Internal Control over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” The Audit Committee has also discussed with management the process used to support certifications by Osteotech’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission, or SEC, and the Sarbanes-Oxley Act to accompany Osteotech’s periodic filings with the SEC and the processes used to support management’s report on internal control over financial reporting.

                Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Osteotech’s Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission on March 29, 2005.

MEMBERS OF THE AUDIT COMMITTEE

Stephen S. Galliker, Chairman Thomas M. Patton Stephen J. Sogin, Ph.D
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PRINCIPAL ACCOUNTANT FEES AND SERVICES

Change in Accountants

                On April 5, 2005, Osteotech was notified by PricewaterhouseCoopers LLP, or PWC, that PWC will cease to act as Osteotech’s independent registered public accounting firm upon the completion of its review of Osteotech’s interim unaudited consolidated financial statements as of and for the three months ended March 31, 2005. The Audit Committee is conducting a search for a replacement with the expectation of retaining a new independent registered public accounting firm prior to the filing of Osteotech’s Form 10-Q for the second quarter ending June 30, 2005.

                The reports of PWC on the consolidated financial statements of Osteotech as of December 31, 2004 and 2003 and for the years then ended, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

                During Osteotech’s two most recent fiscal years and through April 5, 2005, there were no disagreements between Osteotech and PWC on any matter of accounting principles or practices, consolidated financial statement disclosure, or auditing scope or procedure, which disagreement if not resolved to the satisfaction of PWC would have caused them to make reference thereto in their reports on the consolidated financial statements for such years.

                During Osteotech’s two most recent fiscal years and through April 5, 2005, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except as noted in the next sentence. As previously disclosed in Osteotech’s Annual Report on Form 10-K for the year ended December 31, 2003, PWC had advised the Company that there was a material weakness related to the timely review and monitoring of certain account analyses, including the account impacted by the flaw in our computer software detected during year-end 2003 closing procedures. Osteotech instituted additional procedures in first quarter 2004 to address such weakness and subsequently found that such procedures are operating effectively.

Pre-approval Policy

                In accordance with the requirements of the Sarbanes-Oxley Act and the Audit Committee Charter, as amended in 2003, all audit and audit-related work and all non-audit work performed by our independent registered public accounting firm must be submitted to the Audit Committee for specific approval in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee has not delegated any of its responsibilities to management.

Audit fees

                Audit fees billed or expected to be billed to Osteotech by PWC for the audit of the consolidated financial statements included in Osteotech’s Annual Report on Form 10-K, the Sarbanes-Oxley Act Section 404 internal control audit, the statutory audits for Osteotech’s foreign subsidiaries and reviews of the consolidated financial statements included in Osteotech’s Quarterly Reports on Form 10-Q for the years ended December 31, 2004 and 2003 totaled $735,380 and $292,175, respectively. Audit fees of $415,105 incurred in 2004 represent recurring and non-recurring services associated with the Sarbanes-Oxley Act Section 404 internal control audit.

Audit-related fees

                The aggregate fees billed for audit related services for the years ended December 31, 2004 and 2003 were $28,755 and $20,600, respectively. These fees primarily relate to audits of employee benefit plans and consultation on the application of accounting standards.

Tax fees

                The aggregate fees billed for tax services for the years ended December 31, 2004 and 2003 were $21,400 and $39,800, respectively. These fees primarily related to tax compliance, advice and planning services related to Osteotech’s foreign subsidiaries.

All other fees

                None.

17

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

                The following is a description of the background of the executive officers of Osteotech who are not directors:

                James L. Russell, Ph.D., 54, joined Osteotech in December, 1995 as Executive Vice President and Chief Scientific Officer. He previously held research and development positions of increasing responsibility for 16 years with Procter & Gamble Company, or P&G. Dr. Russell oversaw the development of several products, in a variety of therapeutic areas, including bone-related therapeutic agents for the treatment of Paget’s disease, hypocalcemia of malignancy and osteoporosis. In his prior position at P&G, he served as the Pharmaceutical Division’s Director of Product Development. Dr. Russell holds a B.S. in Biology from Boston State College and a Ph.D. in Cellular Immunology from Purdue University.

                Richard Russo, 56, joined Osteotech in September, 1991, and was elected Executive Vice President and General Manager, International on July 1, 2000. From April, 1998 to June, 2000 Mr. Russo served as Executive Vice President, Strategic Planning and Business Development and from October, 1995 to April, 1998 he served as Senior Vice President, Strategic Planning and Business Development. Prior thereto Mr. Russo held a number of progressively more responsible positions with Osteotech in the areas of marketing, business development, clinical research and regulatory affairs. Prior to joining Osteotech, Mr. Russo worked for several leading healthcare companies, having positions of responsibility in marketing, sales, business development, regulatory affairs and clinical research management. Mr. Russo earned a B.A. in philosophy from Boston College and a M.B.A. in marketing from Columbia University.

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SUMMARY COMPENSATION TABLE

                As of December 31, 2004, in addition to its Chief Executive Officer, Osteotech had four other executive officers. The following table provides a summary of compensation for each of the three years ended December 31, 2004, 2003 and 2002 with respect to the persons serving as Osteotech’s Chief Executive Officer during the year ended December 31, 2004 and each of Osteotech’s other executive officers during the year ended December 31, 2004 who were serving in that capacity as of December 31, 2004 and whose annual salary and bonus during the year ended December 31, 2004 exceeded $100,000 and one other individual who served as an executive officer in 2004 but whose employment relationship was terminated prior to December 31, 2004 and whose annual salary and bonus during the year ended December 31, 2004 exceeded $100,000 (collectively the “Named Executive Officers”).

		Annual Compensation					Long-Term Compensation

Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)(1)		Securities Underlying Options (#)(2)	All Other Compensation ($)

Richard W. Bauer	2004	$401,261	$0		$0		28,500	$4,550	(3)
Chief Executive Officer	2003	386,250	152,284		0		30,000	4,200	(3)
	2002	366,250	0		0		40,000	3,850	(3)

Marc Burel	2004	$53,166	$86,440	(5)	$0		0	$260,553	(6)
Former Vice President Sales and	2003	236,750	301,092	(5)	0		5,000	4,200	(3)
Marketing (4)	2002	224,750	339,618	(5)	0		20,000	3,850	(3)

Michael J. Jeffries	2004	$289,009	$0		$0		17,100	$5,600	(3)
Executive Vice President and	2003	276,500	58,800		0		18,000	4,900	(3)
Chief Financial Officer	2002	259,583	25,000		0		30,000	3,850	(3)

Sam Owusu-Akyaw	2004	$142,117	$0		$13,082	(8)	170,000	$0
President and Chief
Operating Officer(7)

James L. Russell, Ph.D	2004	$240,002	$0		$0		14,250	$5,600	(3)
Executive Vice President and	2003	231,750	49,140		0		15,000	4,900	(3)
Chief Scientific Officer	2002	219,925	23,000		0		30,000	3,850	(3)

Richard Russo	2004	$261,504	$0		$0		25,000	$5,600	(3)
Executive Vice President and	2003	247,500	52,710		0		25,000	4,900	(3)
General Manager, International	2002	231,166	50,000		0		30,000	3,850	(3)

(1)	Excludes perquisites and other personal benefits that in the aggregate do not exceed 10% of the Named Officer’s total annual salary and bonus.

(2)
In December, 2004, our Board of Directors accelerated the vesting of the unvested portion of all outstanding options that had an exercise price in excess of the closing price of our common stock on December 16, 2004 of $5.35.

(3)	Consists of Osteotech’s annual contributions to a 401(k) plan.

(4)	Mr. Burel’s employment relationship with Osteotech was terminated in February, 2004. See “Mr. Burel’s Special Bonus Program and Severance Arrangements” on page 24.

(5)
As more fully explained on page 24 under the heading “Mr. Burel’s Special Bonus Program and Severance Arrangements,” during his employment at Osteotech Mr. Burel was entitled to a Special Bonus Program based upon end-user revenues generated in a specific geographical territory. Mr. Burel did not participate in the Executive Performance Bonus Program.

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(6)
Consists of the amounts due to Mr. Burel pursuant to the terms of Mr. Burel’s severance program of $239,000 described under “Mr. Burel’s Special Bonus Program and Severance Arrangements” on page 24, amounts provided to Mr. Burel for outplacement services of $20,000 and Osteotech’s contributions to a 401(k) plan of $1,553. Although a portion of the amounts due to Mr. Burel pursuant to the terms of the severance program will not be paid until 2005, the full obligation accrued in 2004.

(7)
Pursuant to his employment agreement, Mr. Owusu-Akyaw is entitled to receive an annual salary of $300,000 (subject to readjustment from time to time), of which $142,117 was paid in 2004 and an option to purchase 100,000 shares of Common Stock at an exercise price of $6.44. In addition, Mr. Owusu-Akyaw’s employment agreement entitles Mr. Owusu-Akyaw to receive relocation assistance from Osteotech for temporary living and other related costs for a period of up to eighteen months and a one-time relocation bonus of $25,000 payable upon Mr. Owusu-Akyaw’s physical relocation to New Jersey.

(8)	Consists of relocation assistance.

OPTION GRANTS IN LAST FISCAL YEAR

                The following table contains information concerning the grant of stock options under our 2000 Stock Plan (the “Stock Plan”) to the Named Executive Officers during 2004.

	Individual Grants

Name	Number of Securities Underlying Options Granted (#)(2)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)(2)	Expiration Date(2)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)

					0%($)	5%($)	10%($)

Richard W. Bauer	28,500	4.10%	$5.35	12/16/2014	$0	95,891	243,006
Michael J. Jeffries	17,100	2.46%	5.35	12/16/2014	0	57,534	145,804
Sam Owusu-Akyaw (3)	170,000	24.47%	(3)	(3)	0	760,945	1,382,789
James L. Russell, Ph. D.	14,250	2.05%	5.35	12/16/2014	0	47,945	121,503
Richard Russo	25,000	3.60%	5.35	12/16/2014	0	84,115	213,163

All Stockholders (4)	N/A	N/A	N/A	N/A	$0	59,412,922	150,564,009
All Optionees(5)	694,850	100.00%	5.41	Various	0	2,363,259	5,988,961
Optionees Gain
as a % of all
Stockholders Gain	N/A	N/A	N/A	N/A	N/A	4%	4%

(1)
The dollar amounts under these columns are the result of calculation at 0%, 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of Osteotech’s stock price. Any valuation model utilized to calculate future stock appreciation and valuation requires a prediction of Osteotech’s stock price, and thus, could place Osteotech in the position of predicting a future stock price that would most likely be incorrect. Therefore, Osteotech did not use an alternative valuation method, as it is unaware of any method which will determine with reasonable accuracy a present value based on future unknown factors.

(2)
All options were granted at an exercise price equal to the fair market value of the common stock as determined by the last sale price as reported on Nasdaq on the date of grant. Options generally become exercisable in increments of 25% per year commencing one year from the date of grant and expire on the tenth anniversary of the date of grant.

20

(3)
Mr. Owusu-Akyaw was granted an option for 100,000 shares of Common Stock at an exercise price of $6.44 on July 2, 2004, an option for 40,000 shares of Common Stock at an exercise price of $4.00 on August 17, 2004 and an option for 30,000 shares of Common Stock at an exercise price of $5.35 on December 16, 2004. Each of these options expires ten years after the date of grant. In December, 2004, our Board of Directors accelerated the vesting of the unvested portion of all outstanding options that had an exercise price in excess of the closing price of our common stock on December 16, 2004 of $5.35.

(4)
The “Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term” is the incremental gain to all stockholders as a group which would result from the application of the same assumptions applied to the Named Executive Officers’ options to all shares outstanding at December 31, 2004.

(5)
Information is based on all stock option grants made to optionees in 2004. All options were granted under the 2000 Stock Plan. The exercise price shown is an average of all grants. Options expire on various dates in 2014.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

                The following table sets forth the information with respect to the Named Executive Officers concerning the exercise of options during 2004 and unexercised options held as of December 31, 2004.

	Shares Acquired on Exercise (#)			Number of Securities Underlying Unexercised Options at Year-End (#)		Value of Unexercised In-the-Money Options at Year-End ($)(1)
		Value Realized ($)
Name				Exercisable	Unexercisable	Exercisable	Unexercisable

Richard W. Bauer	0	0		$539,000	28,500	139,412	4,275
Marc H. Burel	7,500	22,620	(2)	0	0	0	0
Michael J. Jeffries	0	0		220,644	17,100	77,994	2,565
Sam Owusu-Akyaw	0	0		100,000	70,000	0	64,500
James L. Russell, Ph.D	0	0		287,993	14,250	156,474	2,138
Richard Russo	0	0		155,863	25,000	69,890	3,750

(1)	The amount represents the difference between the exercise price and a market value of $5.50 as determined by the last sale price as quoted on Nasdaq on December 31, 2004.

(2)	The amount represents the difference between the exercise price and a market value of $7.31 on April 7, 2004.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

                Messrs. Fallon, Galliker, and Dr. Sogin served on the Compensation Committee during the year ended December 31, 2004. None of these directors has ever been an officer or employee of Osteotech or any of its subsidiaries. During the year ended December 31, 2004, no executive officer of Osteotech served on the Compensation Committee or Board of Directors of any other entity which had any executive officer who also served on the Compensation Committee or Board of Directors of Osteotech. No executive officer of Osteotech currently serves on the Compensation Committee.

LEGAL PROCEEDINGS

                Marc Burel, a former executive officer, named us in an action pending in New Jersey Superior Court. Among other things, Mr. Burel asserts several claims against us and Mr. Bauer in his capacity as Chief Executive Officer, for breach of contract and fraud, in connection with certain monies allegedly owed to Mr. Burel pursuant to his employment agreement. Mr. Burel seeks an unspecified amount of compensatory and punitive damages. We believe that the claims made against us and Mr. Bauer in this action are without merit and we intend to vigorously defend against such claims.

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REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

                During the period covered by this report the Compensation Committee of Osteotech’s Board of Directors consisted of the following non-employee directors: Kenneth P. Fallon, III, Chairman, Stephen S. Galliker and Stephen J. Sogin, Ph.D. The Board has determined that all of the above Directors are independent under Rule 4200(a)(15) of the NASD listing standards. The Compensation Committee determines all compensation paid or awarded to Osteotech’s executive officers. The Compensation Committee believes Osteotech must retain, adequately compensate and financially motivate talented and ambitious managers capable of leading Osteotech’s planned expansion in highly competitive fields, in which many of Osteotech’s competitors have greater total resources. The Compensation Committee’s goal is to use Osteotech’s resources wisely by attracting and retaining the most effective and efficient management organization possible. In determining the compensation of the executive officers in 2004, the Compensation Committee utilized the standards set forth in the Salary Administration Program and the Executive Performance Bonus Program, which were adopted by the Compensation Committee in consultation with an independent management compensation consulting firm and are summarized below.

Overview

                Executive officers’ compensation consists of three components:

•	base salary,

•	cash bonus, and

•	stock options.

                The Compensation Committee believes that the best interests of its stockholders will be served if the executive officers are focused on the long-term objectives of Osteotech, as well as the current year’s goals. The Compensation Committee views salary and cash bonuses to be the best solution to reward and provide incentive for the achievement of current goals.

                The 1994 Employee Stock Purchase Plan was adopted by the Board in January, 1994, approved by the stockholders in June, 1994 and went into effect in August, 1994. The Compensation Committee believes that all Osteotech employees should have the opportunity to acquire or increase their holdings of Osteotech common stock. All eligible employees, including executive officers, who participate in the 1994 Employee Stock Purchase Plan have deductions made by Osteotech from their compensation to purchase Osteotech’s common stock quarterly at a purchase price equal to 85% of the reported last sale price of Osteotech’s common stock on the last day of each quarter.

                It should also be noted that:

•	exceptions to the general principles stated herein are made when the Compensation Committee deems them appropriate to the stockholders’ interests;

•	the Compensation Committee regularly considers other forms of compensation and modifications of its present policies, and will make changes as it deems appropriate; and

•
the competitive opportunities to which Osteotech’s executives are exposed frequently come from private companies or divisions of large companies, for which published compensation data is often unavailable, with the result that the Compensation Committee’s information about such opportunities is often anecdotal.

                Certain provisions of the Internal Revenue Code impose conditions to be met in order for a publicly held corporation to deduct compensation paid in excess of $1.0 million per year to any employee as compensation expense for Federal income tax purposes. The exercise of options to purchase Osteotech’s common stock may cause the total compensation of executive officers to exceed this limit, since the spread between the exercise price of options and the fair market value of the common stock on the date of exercise of options must be included in the compensation of an employee in determining whether the limit is exceeded. Osteotech’s option and stock plans have been designed to ensure that the compensation recognized by an executive officer upon the exercise of an

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option is performance based for purposes of the Internal Revenue Code Section 162(m). As a result, the Compensation Committee believes that compensation recognized by executive officers upon exercise of options granted under the Stock Plan qualifies as performance based compensation and is deductible by Osteotech for Federal income tax purposes even though it may exceed $1.0 million. The Compensation Committee’s policy is to take into account Section 162(m) in establishing compensation for Osteotech’s executives. The Compensation Committee may, however, determine to award non-deductible compensation in such circumstances as it deems appropriate.

Salary and bonus programs

                The salaries and bonuses paid to the executive officers were determined in accordance with Osteotech’s Salary Administration Program and the Executive Performance Bonus Program adopted by the Compensation Committee, except for Mr. Burel who was eligible during his employment at Osteotech (which was terminated in February, 2004) for a Special Bonus Program as detailed in his employment agreement, as amended, and as more fully discussed on page 24 under the heading “Mr. Burel’s Special Bonus Program and Severance Arrangements.”

                The range of salary levels were established based upon competitive factors in the marketplace and the level of the executive officer’s position within Osteotech’s management structure. The actual salary paid within such range is based, initially, on qualifications, and on an ongoing basis, upon a combination of qualifications and the executive officer’s individual performance. Increases in salaries are based upon a performance appraisal which is conducted annually by the Compensation Committee. Based upon a survey conducted by the independent management compensation consultant retained by the Compensation Committee, the Compensation Committee believes that the salaries paid to its executive officers are generally within the mid-range of salaries paid to executives in similar positions at comparable companies with which Osteotech competes for executive talent.

                The primary objective of the Executive Performance Bonus Program is to provide incentives to the executive officers and other key members of management to achieve financial and business objectives. The program is designed to:

•	emphasize and improve Osteotech’s performance;

•	focus management’s attention on key priorities and goals;

•	reward significant contributions to Osteotech’s success; and

•	attract and retain results-oriented executives and managers.

                The Compensation Committee has generally decided to look solely at Osteotech’s performance when determining bonus amounts for executive officers. In a year of satisfactory accomplishment of company goals, the bonus for the Chief Executive Officer is 50% of the then current base salary and the range of the bonus for the President and Chief Operating Officer is generally 40% to 50% of the then current base salary. The range of bonuses for all other executive officers is generally 20% to 30% of the then current base salary. Bonus payouts can exceed these ranges when the income before taxes goal is exceeded, and conversely, significant under-performance of Osteotech’s goals could result in the reduction or suspension of bonuses at the executive level.

                The Compensation Committee determined all elements of executive officers’ compensation for 2004 based on their level of accomplishment while taking into consideration Osteotech’s overall financial performance in 2004. The Compensation Committee relied heavily, but not exclusively, on this measure. It exercised judgment and discretion in light of this measure and the Company’s compensation objectives and policies described above. In 2004, Osteotech failed to meet its goals, and as such, no bonuses were granted pursuant to the Executive Performance Bonus Program.

Stock Options

                The Compensation Committee views stock options as an important long-term incentive vehicle for its executive officers. Options provide executives with the opportunity to share in the appreciation of the value of Osteotech’s common stock which the Compensation Committee believes would be due largely to the efforts of such executives. All options granted under Osteotech’s stock option plans have an exercise price at least equal to the fair

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market value of the common stock at the time of grant, and therefore any value which ultimately accrues to executive officers directly reflects stock price increases shared by our stockholders. Options will have no value if the stock price is below the exercise price. At the Compensation Committee’s determination, options generally vest at the rate of 25% each year commencing one year from the grant date and are exercisable for a period of ten (10) years from the grant date.

                Our Amended and Restated 2000 Stock Plan is a long-term plan designed to link executive rewards with shareholder value over time. Executive officers are eligible to receive stock options. The Compensation Committee based upon the salary grade of each executive officer has established an annual targeted number of options. The Compensation Committee reviews this number periodically. The number of options actually granted is based upon the individual performance of the executive officer and the Compensation Committee’s assessment of the executive officer’s ability to contribute to the enhancement of stockholder value in the future. No stock option awards are made when an individual’s performance is unsatisfactory. Performance is evaluated by the Compensation Committee based on the executive’s individual contribution to the long-term health and growth of the Company and the Company’s performance based on the factors discussed above. No fixed weighting or formula is applied to corporate performance versus individual performance in determining stock option awards. Specifically, for the Chief Executive Officer and other named executive officers, the Committee does not apply a mathematical formula that relates financial and non-financial performance to the number of options awarded.

                In December, 2004, our Board of Directors accelerated the vesting of the unvested portion of all outstanding options that had an exercise price in excess of the closing price of our common stock on December 16, 2004 of $5.35.

Mr. Burel’s Special Bonus Program and Severance Arrangements

                Mr. Burel’s employment relationship with Osteotech was terminated in February, 2004. During his employment with Osteotech, Mr. Burel was entitled to a Special Bonus Program whereby for a period of four years from Mr. Burel’s date of hire, April 18, 2000, Mr. Burel would be entitled to a four (4) percent commission on all net end-user revenues of Osteotech’s tissue and metal products, exclusive of standard allograft tissue forms (“Net Revenues”) in a specific territory as defined in his employment agreement. In addition, Mr. Burel was entitled to an additional six (6) percent commission on all Net Revenues over 120% of prior year Net Revenues in the territory. In March, 2002, Mr. Burel’s employment agreement was amended to extend the Special Bonus Program to six years from Mr. Burel’s date of hire and to reduce the threshold for Mr. Burel to earn the additional six (6) percent commission to 115% of the prior year Net Revenues.

                The maximum payment to Mr. Burel under this program over the six-year period was $2,100,000. Through December 31, 2004, Mr. Burel had earned $1,311,458 pursuant to this program. Mr. Burel’s Special Bonus Program ended with his departure from Osteotech. Mr. Burel was not eligible for Osteotech’s Executive Bonus Program.

                Pursuant to his employment agreement dated April 18, 2000, as amended, in connection with his termination in February, 2004, Mr. Burel was entitled to receive 30 days notice of his termination, during which time he continued to receive his salary and any bonus earned. At the end of such 30-day notice period, Mr. Burel was entitled to receive a severance payment equal to his annual base salary, payable in semi-monthly installments. The total amount of such severance payments was $239,000. The final payment due under the severance arrangement was made to Mr. Burel in March, 2005. In addition, Mr. Burel had 90 days after the date of termination to exercise all of his stock options which were vested as of the date of his termination. Mr. Burel exercised certain of his stock options and received 7,500 shares of common stock. All remaining stock options were forfeited in June, 2004.

                Osteotech is currently in litigation with Mr. Burel regarding his termination. See “Legal Proceedings” on page 21.

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Chief Executive Officer’s Compensation

                The Compensation Committee in accordance with the Salary Administration Program and Executive Performance Bonus Program discussed above determines the base salary and bonus of the Chief Executive Officer. In a year of satisfactory accomplishment of company goals, the bonus for the Chief Executive Officer is 50% of base salary. The bonus payout for the Chief Executive Officer can exceed 50% of base salary when the income before taxes goal is exceeded and, conversely, significant under-performance of Osteotech’s goals could result in the reduction or suspension of bonuses for the Chief Executive Officer. The differences between the compensation level of the Chief Executive Officer and that of the other executive officers are due to the Compensation Committee’s acknowledgment of the importance of the Chief Executive Officer to the success of Osteotech’s business. The Chief Executive Officer is also eligible to receive stock options.

                The Compensation Committee determined all elements of Mr. Bauer’s compensation based on Mr. Bauer’s level of accomplishment while taking into consideration Osteotech’s overall financial performance in 2004. The Compensation Committee relied heavily, but not exclusively, on this measure. The Compensation Committee exercised judgment and discretion in light of this measure and the Company’s compensation objectives and policies described above. In 2004, Osteotech failed to meet its goals, and as such, Mr. Bauer was not awarded a bonus pursuant to the Executive Performance Bonus Program. Mr. Bauer was not in attendance when the Compensation Committee discussed or voted on his compensation.

MEMBERS OF THE COMPENSATION COMMITTEE

Kenneth P. Fallon, III, Chairman
Stephen S. Galliker
Stephen J. Sogin, Ph.D.
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EMPLOYMENT AGREEMENTS Osteotech has entered into employment agreements with its executive officers. The terms of such employment agreements are summarized below.

Name and Position	Term	Salary	Other Compensation	Severance

Richard W. Bauer Chief Executive Officer	Two year term subject to automatic renewal for additional two year terms, unless terminated at least three months prior to expiration of such current two year term. Current term runs through December 3, 2006.	The Compensation Committee increased the base salary: (i) effective April 1, 2004 to $405,000, and (ii) effective April 1, 2005, to $419,000.	Bonus and stock option grants as determined by Compensation Committee based on performance.	If terminated without cause, entitled to twelve months of base salary and an additional twelve months of salary, which ceases if he finds comparable employment during the second 12 month period.

Michael J. Jeffries Executive Vice President and Chief Financial Officer	Two year term subject to automatic renewal for additional two year terms, unless terminated at least three months prior to expiration of such current two year term. Current term runs through December 31, 2005.	The Compensation Committee increased the base salary: (i) effective April 1, 2004, to $292,000, and (ii) effective April 1, 2005, to $302,000.	Bonus and stock option grants as determined by Compensation Committee based on performance.	If terminated without cause, entitled to severance payment equal to twelve months’ base salary.

Sam Owusu-Akyaw President and Chief Operating Officer	Two year term subject to automatic renewal for additional two year terms, unless terminated at least three months prior to expiration of such current two year term. Current term runs through July 1, 2006.	Effective July 2, 2004, the base salary was $300,000. Effective April 1, 2005, the Compensation Committee increased the base salary to $315,000.	Mr. Owusu-Akyaw was granted an option to purchase 100,000 shares of common stock at an exercise price of $6.44. In addition, he is eligible to receive bonus and stock option grants as determined by Compensation Committee based on performance.	If terminated without cause, entitled to twelve months of base salary and an additional six months of salary, which ceases if he finds comparable employment during this 6 month period.

James L. Russell, Ph.D. Executive Vice President, Chief Scientific Officer	Two year term subject to automatic renewal for additional two year terms, unless terminated at least three months prior to expiration of such current two year term. Current term runs through December 17, 2005.	The Compensation Committee increased the base salary: (i) effective April 1, 2004, to $242,000, and (ii) effective April 1, 2005, to $249,000.	Bonus and stock option grants as determined by Compensation Committee based on performance.	If terminated without cause, entitled to severance payment equal to twelve months’ base salary.

Richard Russo Executive Vice President and General Manager, International	Two year term subject to automatic renewal for additional two year terms, unless terminated at least three months prior to expiration of such current two year term. Current term runs through March 31, 2007.	The Compensation Committee increased the base salary: (i) effective April 1, 2004, to $265,000, and (ii) effective April 1, 2005, to $280,000.	Bonus and stock option grants as determined by Compensation Committee based on performance.	If terminated without cause, entitled to severance payment equal to twelve months’ base salary.

In addition, all of the above named executive officers have entered into confidentiality and non-competition agreements with Osteotech.
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CHANGE IN CONTROL AGREEMENTS

                On September 8, 1997, we entered into change in control agreements with certain officers including Richard W. Bauer, Michael J. Jeffries, James L. Russell, Ph.D. and Richard Russo all of which were superseded by amended change in control agreements on September 8, 2002, and on July 2, 2004 we entered into a change in control agreement with Sam Owusu-Akyaw, to assure that Osteotech will have their continued dedication as executives notwithstanding the possibility, threat or occurrence of a change in control of Osteotech. Under the change in control agreements, a change in control is defined as (i) a change in the Board of Directors of Osteotech such that a majority of the Board is made up of persons who were neither nominated nor appointed by incumbent Directors, (ii) the acquisition by any person of a majority of the outstanding voting securities of Osteotech, except if such acquisition is effected by Osteotech itself, by an employee benefit plan of Osteotech or pursuant to an offering by Osteotech of its voting securities, (iii) a merger or consolidation of Osteotech with another company such that neither Osteotech nor any of its subsidiaries will be the surviving entity, (iv) a merger or consolidation of Osteotech following which Osteotech or a previous subsidiary of Osteotech will be the surviving entity and a majority of the voting securities of Osteotech will be owned by a person or persons who were not beneficial owners of a majority of Osteotech’s voting securities prior to such merger or consolidation, (v) a liquidation of Osteotech, or (vi) a sale or disposition by Osteotech of at least 80% of its assets.

                Under the agreements, for one (1) year after the occurrence of a change in control, each executive will remain in Osteotech’s employ in the same position he held before the change in control and will be entitled to a base salary and benefits no less favorable than those in effect for such executive immediately preceding the change in control. In addition, upon a change in control, all unvested stock options held by each executive will vest and become exercisable immediately, notwithstanding anything to the contrary contained in the option certificates or any plan covering such options. If, however, the change in control arises from a merger or consolidation in which neither Osteotech nor any of its subsidiaries is the surviving entity or from the liquidation of Osteotech, each executive will be given a reasonable opportunity to exercise such options prior to the change in control and any such options not so exercised will terminate on the effective date of the change in control. Notwithstanding the foregoing, the terms of (1) certain option agreements issued to Richard W. Bauer, Michael J. Jeffries, James L. Russell, Ph.D. and Richard Russo dated July 31, 1997, and (2) any agreements entered into between Richard W. Bauer, Michael J. Jeffries, Sam Owusu-Akyaw, James L. Russell, Ph.D. and Richard Russo and Osteotech granting an Award (as defined in the 2000 Stock Plan) pursuant to the 2000 Stock Plan and not the terms of these change of control agreements shall govern with respect to such options or Awards in the event of a change in control.

                Upon a change in control, each of the following executives is entitled to an additional payment equal to a given number (see table below), multiplied by (i) the amount by which the payment per share received or to be received by the stockholders of Osteotech in connection with such change in control event exceeds $8.50, or (ii) if there is no such payment, the amount by which the average of the last reported sale price of Osteotech’s common stock for the five (5) trading days immediately preceding such change in control exceeds $8.50:

Mr. Bauer	342,251
Mr. Jeffries	169,013
Dr. Russell	84,507
Mr. Russo	92,957

                The agreements also provide that if, after a change in control, an executive’s employment is terminated for any reason, the executive will be entitled to receive all then accrued pay, benefits, executive compensation (as defined in these agreements) and fringe benefits, including pro rata bonus and incentive plan earnings through the date of his termination plus the amount of any compensation he previously deferred, in each case, to the extent theretofore unpaid. In addition, unless the executive’s employment was terminated by the executive without good reason (as defined below) on or prior to the 180th day after the change in control event or by Osteotech for just cause (as defined in the agreement) on or prior to the 180th day after the change in control event, the executive will receive (i) a payment equal to three (3) times the sum of (a) his average annual base salary plus (b) his average annual cash bonuses, for the five (5) taxable years prior to the change in control event, plus interest, and (ii) at

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Osteotech’s expense, medical, health and disability benefits comparable to those he received prior to the change in control for a period of three (3) years following his termination. Furthermore, unless the executive’s employment was terminated by the executive without good reason prior to the first anniversary of the change in control event or was terminated by Osteotech for just cause, the executive will also be entitled to (i) the balance of all pay, benefits, compensation and fringe benefits including (but not limited to) pro rata salary, bonus and incentive plan earnings payable through the first anniversary of the change in control event, and (ii) an office and reasonable secretarial and other services from Osteotech for one year from the date of his termination.

                For purposes of the change in control agreements, good reason includes (A) the assignment to the executive of duties which are not substantially of equal status, dignity and character as the duties performed immediately prior to the change in control, (B) the failure of Osteotech to provide full compensation as contemplated by the change in control agreement, (C) the relocation of the executive’s office to a location more than fifteen miles from the location required immediately prior to the change in control, or his being required to travel to a much greater extent than required immediately prior to the change in control in order to perform duties of substantially equal status, dignity and character to those performed prior to the change in control, (D) the failure of a successor corporation to expressly assume and agree to perform Osteotech’s obligations under the change in control agreement, provided such successor has received at least twenty (20) days prior written notice of such obligations, and (E) the voluntary termination by the executive for any reason after the 180th day following the change in control. Except with respect to section (E), the determination that good reason exists requires that the employee make such determination in good faith, notify Osteotech of his or her position in writing and provide twenty (20) days for Osteotech to cure.

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STOCKHOLDER RETURN PERFORMANCE GRAPH

                The graph below summarizes the total cumulative return experienced by Osteotech’s stockholders during the five-year period ended December 31, 2004, compared to the Nasdaq Stock Market Index and the Dow Jones Medical Supplies Index. The changes for the periods shown in the graph and table are based on the assumption that $100.00 has been invested in Osteotech, Inc. common stock and in each index below on January 1, 2000 and that all cash dividends were reinvested.

	Jan. 1, 2000	December 31,

		2000	2001	2002	2003	2004

Osteotech, Inc.	$100.00	$35.51	$41.50	$48.15	$65.79	$41.12
Nasdaq Stock Market	$100.00	60.38	47.62	32.77	49.42	53.78
Dow Jones Medical Supplies	$100.00	126.57	148.83	116.35	149.45	173.33
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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                None.

EQUITY COMPENSATION PLAN INFORMATION

                We have three stock option plans all of which have been approved by our stockholders. Two of the plans, the 1991 Stock Option Plan and the 1991 Independent Directors Stock Option Plan, do not have any shares available to grant new options and all shares underlying outstanding options that expire or are forfeited prior to exercise are no longer available for issuance upon return to these plans. The remaining plan, the 2000 Stock Plan, allows for options to be granted to both employees and members of the Board of Directors. The following table sets forth certain information relative to our stock option plans as of December 31, 2004.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,889,987	$9.02	580,150

Equity compensation plans not approved by security holders	—	—	—

Total	2,889,987	$9.02	580,150

PROPOSAL NO. 2 — APPROVAL OF THE EXTENSION OF THE EXPIRATION DATE OF THE 1994 EMPLOYEE STOCK PURCHASE PLAN

General

                 We are seeking stockholder approval of an extension of the expiration date of our 1994 Employee Stock Purchase Plan July 1, 2009. The purpose of the 1994 Employee Stock Purchase Plan (the “Plan”) is to attract and retain talented employees by offering significant potential rewards which are tied to Osteotech’s success. The Plan was originally approved by the stockholders in 1994, amended by the stockholders in 2002, and provides all of our employees and the employees of our subsidiaries the opportunity to acquire or increase their holdings of our Common Stock. The Plan is an “employee stock purchase plan” under Section 423 of the Internal Revenue Code, as amended (the “Code”). As of the Record Date, since the inception of the Plan our employees have purchased an aggregate of 481,000 shares under the Plan. Since June 23, 2004, the date that the Plan was originally schedules to expire, our employees have purchased 30,377 shares under the Plan. An approval of the extension of the Plan would constitute a ratification of the issuance of such stock. There are currently 156,890 shares currently available for purchase under the Plan and we believe that this should be a sufficient number of shares to cover employee purchase, in the near future.

Summary of the Plan

                Administration.

                The Plan is administered by the Compensation Committee of our Board of Directors. Subject to the provisions of the Plan, the Compensation Committee is authorized to determine any questions arising in the administration, interpretation and application of the Plan, and to make such uniform rules as may be necessary to carry out its provisions.

                Eligibility and Number of Shares.

                Up to 575,000 shares of Common Stock of Osteotech have been issued or are currently available for distribution under the Plan, subject to appropriate adjustments by the Compensation Committee in the event of certain changes in the outstanding shares of Common Stock by reason of stock dividends, stock splits, corporate

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reorganizations, recapitalizations, mergers, consolidations, combinations, exchanges of shares or similar transactions. The stock subject to stock purchase rights (“SPRs”) granted under the Plan is limited to shares of authorized but unissued or reacquired Common Stock. The aggregate number of shares which remain available to be issued pursuant to SPRs exercised under the Plan is 156,890 and the number of shares subject to SPRs outstanding at any time may not exceed the number of shares remaining available for issuance thereunder.

                All of our full time employees and the full time employees of our subsidiaries are eligible to participate in the Plan for any Purchase Period (as defined below) so long as, on the first day of such Purchase Period, the employee is employed at least 20 hours per week. “Purchase Period” means each quarter of Osteotech’s fiscal year. Any eligible employee may elect to participate in the Plan by authorizing us to deduct a specified percentage from such employee’s compensation for any Purchase Period by filing an enrollment form at least one month immediately preceding the Purchase Period to which it relates. The enrollment form will authorize payroll deductions beginning with the first payday in such Purchase Period and continuing until the employee modifies his or her authorization, withdraws from the Plan or ceases to be eligible to participate. The percentage to be withheld can be between one percent (1%) and seven and one-half percent (7.5%) of annual compensation. No employee may participate in the Plan if such employee would be deemed for purposes of the Code to own, immediately after such SPR is granted, stock possessing 5% or more of the total combined voting power or value of all classes of our stock; or to hold SPRs, under all employee stock purchase plans, which are exercisable for the first time during the term of this Plan and all other plans for stock with a fair market value in excess of $25,000. As of April 29, 2005, we have approximately 370 employees who are eligible to participate in the Plan.

                Participation.

                An eligible employee who elects to participate in the Plan will authorize Osteotech to make payroll deductions of a specified percentage of the employee’s gross cash compensation as defined in the Plan. A participant may, at any time during a Purchase Period, direct us to make no further deductions, as set forth in greater detail in the Plan. A participant may also elect to withdraw from the Plan at any time before the end of a Purchase Period. In the event of a withdrawal, all future payroll deductions will cease and the participant may direct that the entire credit balance in the account be used to purchase Common Stock at the end of the Purchase Period or be paid to the participant, without interest, in cash.

                Amounts withheld under the Purchase Plan will be held by us as part of our general assets until the end of the Purchase Period and then applied to the purchase of our Common Stock as described below. No interest will be credited to a participant for amounts withheld.

                Purchase of Stock.

                As of the last day of each Purchase Period, the amounts withheld for a participant in the Plan will be used to purchase shares of our Common Stock. The Common Stock issued pursuant to SPRs granted under the Plan will have a purchase price equal to 85% of the last reported sale price of the Common Stock on the applicable date of exercise. The reported last sale price of the our Common Stock on April 29, 2005 was $[____]. All amounts so withheld will be used to purchase the number of shares of Common Stock that can be purchased with such amounts at such price, unless the participant has properly notified us that he or she elects to purchase a lesser number of shares or to receive the entire amount in cash.

                If purchases by all participants will exceed the number of shares of Common Stock available for purchase under the Plan, each participant would be allocated a ratable portion of such available shares. Any amount not used to purchase shares of Common Stock would be refunded to each participant in cash.

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Certificates for the number of whole shares of Common Stock purchased by a participant will be issued and delivered to him or her as soon as practicable following the exercise date. No certificates for fractional shares will be issued and any credit balance which is not sufficient to purchase a full share will be retained in the participant’s account for the subsequent Purchase Period or upon written request of the participant, promptly returned, without interest. Each participant is entitled to all rights as a holder of the shares of stock, including the right to vote the shares and receive dividends on the stock, as of the date the shares are issued.

                Death, Disability, Retirement or Other Termination of Employment.

                In the event an employee’s employment with us is terminated for any reason other than death, including permanent disability or retirement, such employee (or the representatives of such employee, if applicable) shall have the right to withdraw amounts previously withheld and have such amounts remitted, without interest.

                If an employee dies, the employee’s beneficiary may withdraw amounts previously withheld and have such amounts remitted, without interest, or elect to continue the employee’s participation in the Plan and have Osteotech retain amounts withheld, to be used to purchase Common Stock.

                Rights Not Transferable.

                SPRs are nontransferable, other than following the death of a participating employee. No right or interest of any participant in the Purchase Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution.

                Amendment or Modification.

                 The Compensation Committee of the Board of Directors may at any time amend the Plan in any respect which shall not adversely affect the rights of participants pursuant to shares previously acquired under the Plan, provided that approval by our shareholders is required to (i) increase the number of shares to be reserved under the Plan (ii) cause SPRs issued under the Plan to fail to meet the requirements “employee stock purchase plan” as defined in Code Section 423, (iii) materially increase the benefits to participants under the Plan or (iv) materially modify the requirements as to eligibility for participation in the Plan.

                Termination.

                All rights of participants in any offering under the Plan will terminate at the earlier of (i) the day that participants become entitled to purchase a number of shares of Common Stock equal to or greater than the number of shares remaining available for purchase or (ii) at any time, at the discretion of the Board of Directors, after 30 days’ notice has been given to all participants. The plan shall terminate upon the earlier of the issuance of all of the shares of Common Stock reserved for issuance under the Plan or June 23, 2014 (the tenth anniversary of the initial approval of the Plan by our stockholders). Upon termination of the Plan, shares of Common Stock will be purchased for participants in accordance with the terms of the Plan, and cash, if any, previously withheld and not used to purchase Common Stock will be refunded to the participants, as if the Plan were terminated at the end of a Purchase Period.

                Federal Tax Considerations.

                The following is a brief summary of the federal income tax aspects of the SPRs that may be granted under the Plan based upon federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

                 The Plan, and the right of participants to make purchases of our common stock pursuant to the Plan, is intended to be eligible for the favorable tax treatment provided by Sections 421 and 423 of the Internal Revenue Code. Participant contributions to the Plan will be withheld on an after tax basis and, therefore, will be subject to standard payroll tax withholding and liabilities. A participant will realize no additional income upon the grant of the SPRs or upon

32

the purchase of the underlying common stock under the Plan. We will be entitled to a tax deduction for the regular compensation paid to the participant and for the standard employer payroll tax liabilities, (subject to the general rules regarding deductibility of compensation) but will not be entitled to any tax deduction for the grant of the SPR or the purchase by the participant of the underlying common stock.

                Upon disposition of the common stock acquired by a participant, a participant’s tax liability will be as follows:

•
the difference between the fair market value of the common stock on the date of purchase and the purchase price, if the common stock is held for less than 21 months, or if the common stock is held for more than 21 months, the lesser of the actual gain, if any, on disposition or 15% of the fair market value of the common stock on the first day of the fiscal quarter in which the SPR is granted, will be treated as ordinary income; and

•
the difference between the sale price of the common stock and the sum of the purchase price of the common stock and any ordinary income recognized on the disposition of the common stock will be treated as a capital gain or loss. The capital gain or loss will be treated as a long-term gain or loss if the participant has held the shares for more than one year.

                If upon disposition of the shares by a participant, the participant held the shares for less than 21 months, we will be entitled to a tax deduction equal to the ordinary income recognized by the participant. If the participant held the shares for more than 21 months, we will not be entitled to a tax deduction.

                 The foregoing provides only a general description of the application of federal income tax laws to SPRs under the Plan. This discussion is intended for the information of shareholders considering how to vote at the annual meeting and not as tax guidance to participants in the Plan. Different tax rules may apply depending on each participant’s individual circumstances. The summary does not address the effects of any other federal taxes.

                 In the event stockholder approval of the extension of the expiration date of the Plan is not obtained, SPRs granted and exercised since June 23, 2004 will be treated as stock options that are not qualified for the tax treatment of Sections 421 and 423 of the Internal Revenue Code. Accordingly, if stockholder approval is not obtained, the participants who were granted and exercised SPRs since June 23, 2004 would be required to recognize ordinary income upon the exercise of these SPRs equal to the difference between the fair market value of the stock received on exercise and the purchase price, and we would have income and employment tax withholding and information reporting obligations with respect to such amounts. Alternatively, the participants could be required to recognize ordinary income upon the grant of these SPRs equal to the difference between fair market value of the stock on the date of grant and the purchase price (regardless of whether these SPRs are exercised).

Board recommendation and stockholder vote required

                The Board of Directors recommends a vote FOR ratification of the 2004 Employee Stock Purchase Plan. (Proposal No. 2 on the Proxy Card). The affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the proposal will be required for approval.

ANNUAL REPORT TO STOCKHOLDERS

                Osteotech’s 2004 Annual Report to Stockholders accompanies this proxy statement.

STOCKHOLDERS’ PROPOSALS

                In order for a stockholder to have a proposal included in the proxy statement for the 2006 annual stockholders’ meeting, the proposal must comply with both the procedures identified by Rule 14a-8 under the Exchange Act and be received in writing by Osteotech’s Secretary on or before 5:00 p.m. Eastern Standard Time on January 9, 2006. Such a proposal will be considered at the 2006 annual stockholders’ meeting.

                In the event a stockholder does not meet the January 9, 2006 deadline, the stockholder can still give notice of a proposal to be presented at the 2006 annual stockholders’ meeting until 5:00 p.m. Eastern Standard Time on March 25, 2006; however, such proposal will not be included in the proxy materials relating to such meeting. Such a proposal will be considered timely within Rule 14a-4(c) and may be considered at the 2006 annual stockholders’ meeting if it complies with Rule 14a-8.

                Any proposal received after March 25, 2006 will be considered untimely within Rule 14a-4(c) of the Exchange Act and the persons named in the proxy for such meeting may exercise their discretionary voting power with respect to such proposal.

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GENERAL

                The expenses of preparing and mailing this proxy statement and the accompanying proxy card and the cost of solicitation of proxies, if any, will be borne by Osteotech. In addition to the use of mailings, proxies may be solicited by personal interview, telephone and telegraph, and by directors, officers and regular employees of Osteotech without special compensation therefore. Osteotech expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of Osteotech’s common stock.

                Unless contrary instructions are indicated on the proxy card, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR all of the proposals described in this proxy statement.

OTHER MATTERS

                The Board of Directors knows of no other matters to be brought before the annual meeting. If matters other than the foregoing should arise at the annual meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons named in the proxy card.

                Please complete, sign and date the enclosed proxy card, which is revocable as described herein, and mail it promptly in the enclosed postage-paid envelope.

By Order of the Board of Directors,

/s/ Michael J. Jeffries

MICHAEL J. JEFFRIES Secretary

Dated: May 9, 2005
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PROXY CARD

OSTEOTECH, INC.
PROXY
COMMON STOCK

ANNUAL MEETING:  JUNE 9, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

               Richard W. Bauer and Michael J. Jeffries, and each of them, as proxies, with full power of substitution in each of them, are hereby authorized to represent and to vote, as designated below and on the reverse side, upon the following proposals and in the discretion of the proxies on such other matters as may properly come before the Annual Meeting of Stockholders of Osteotech, Inc. to be held at the Sheraton Eatontown Hotel and Conference Center, 6 Industrial Way East, Eatontown, New Jersey 07724 on Thursday, June 9, 2005 at 9:00 A.M. local time or any adjournment(s), postponement(s) or other delay(s) thereof (the “Annual Meeting”), all shares of common stock of Osteotech to which the undersigned is entitled to vote at the Annual Meeting. The following proposals are more fully described in the Notice of Annual Meeting and Proxy Statement for the Annual Meeting dated May 9, 2005 (receipt of which is hereby acknowledged).

                UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND WILL BE VOTED, EITHER FOR OR AGAINST, AT THE DISCRETION OF THE PROXIES, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL ;MEETING. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 1.

(Continued and to be dated and signed on the reverse side.)

OSTEOTECH, INC. 51 JAMES WAY EATONTOWN, NJ 07724
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1.	To elect nine (9) directors.	FOR all nominees listed below.	☐	WITHHOLD AUTHORITY for all nominees listed below	☐	FOR ALL EXCEPT ☐ those nominees that I have listed below

                Nominees:  Richard W. Bauer, Kenneth P. Fallon, III, Stephen S. Galliker, Michael J. Jeffries, Donald D. Johnston, Sam Owusu-Akyaw, Robert J. Palmisano, Thomas M. Patton and Stephen J. Sogin, Ph.D., (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE “FOR ALL EXCEPT” BOX AND WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.)

Exceptions:

2. To approve the 2004 Employee Stock Purchase Plan.

FOR	☐	AGANIST	☐	ABSTAIN	☐

3. To transact such other business as may properly come before the Annual Meeting.

PLEASE CHECK THIS BOX IF YOU EXPECT
TO ATTEND THE ANNUAL MEETING IN PERSON. ☐

(Please sign exactly as name appears to the left, date and return. If shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

Please Date:

Sign Here:

Additional Signature (if held jointly)

Votes must be indicated in Black or Blue ink.

PLEASE SIGN AND DATE AND RETURN YOUR PROXY TODAY
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